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Below are transcripts of Kevin Knight’s announcement to employees of Knight Transportation, Inc. and related interview, in connection with the proposed merger between Knight Transportation, Inc. and Swift Transportation Company.

Kevin Knight Announcement

Good morning to all of you, wherever you may be.  This is a monumental day, bigger than any other that I can think of in the history of our company and perhaps in the entire trucking industry.

I am excited to announce to all of you that as of this morning, Knight Transportation has entered into an agreement to merge with and take over a controlling ownership of Swift Transportation.  Pending a period of 90 to 120 days of due diligence and shareholder approval, this great organization that all of you are a part of will become the largest truckload carrier in North America.

We know that you have many questions that we intend to answer as quickly as possible.  Let me first, clear up any confusion on a few things.

Although under common ownership, Swift Transportation will remain Swift Transportation and vice versa, Knight Transportation will remain Knight Transportation.  There will be no sharing of shops, service centers, tractors, departments, and trailers etc.  If you drive or work for Knight Transportation, you will continue to drive or work for Knight Transportation.  If you drive or work for Swift Transportation, you will continue to drive or work for Swift Transportation.

The most important thing you can do today is carry on!  Renew your focus, and commit to do all you can to do and be better at whatever your work is in this organization.

We have prepared a longer more detailed interview video which can access that will outline the more specifics about this endeavor.  Please take a moment to watch it.  We are grateful for you, and look forward to our wonderful future.  Thank you.

Interview with Kevin Knight and Deborah Owen

April 10, 2017

Deborah: Can you describe the nature of the joint ownership transaction and give us a summary of what that’s going to look like over the next few months?

Kevin: Ok, well first off, this is probably the biggest news in the truckload industry maybe ever.

D: Ever, since deregulation maybe?

K: Maybe, since deregulation. And I remember when we left Swift and, oh my gosh, that was big news in our industry. You know, it just was, but this is much bigger and much more important because what we are doing, what we have an opportunity to do here is under common ownership to execute the two best trucking companies in the industry. In a way, we work together to make sure that Swift’s the best it can be and Knight’s the best it can be. And let me tell you, both these businesses have great people and both of these businesses have things they are better at than each other and that’s what gets me excited. We uh, when I think of this transaction, I think of being able to take the best practices of two amazing organizations and have both of those organizations advantage those best practices so I am so excited. The other thing is we’re going to be the biggest truck load carrier by a wide margin in North America. Now, I got to be honest with you Deborah, that’s more important to probably Jerry than it is to myself or to Gary or you know to some of my other family members. But, we have this opportunity to be the largest truckload carrier in North America but yet produce the best financial returns of any truckload carrier in North America and that’s what I get excited about. We have such an opportunity to be so important to our customer base and we want to be important and we want to do a good job for all of our customers. I am also so excited for our drivers. I mean, when I think of our driving associates, they get to fly the flag they chose. The drivers that work for Knight, they work for Knight because that’s where they want to work. The drivers that work at Swift, they work at Swift because that’s what they chose and we’re just going to help make that better. The opportunities are going to be unbelievable. And then we got to talk about everybody else. I mean all of us that get to come to work every day do our customers a good job and support our drivers in a positive way, I mean we also are going to get better, we are all going to get smarter, we’re all going to do the industry good things, I mean, I’m excited.

D: You are very excited.

K: And I just hope everyone else can be excited because it’s going to be really really fun.

D: So, let’s talk on more tactile level so that we can answer some questions that I think a lot of people have about how you plan to keep these companies separate or, I don’t know what the word you want to use is, but can you talk about that specifically what will it look like in the future?

K: It’s the same. It’s the same. Swift is the same. Swift is the same today as it was yesterday before this announcement was made. Knight is the same today as it was before this announcement was made. All of that is the same and that’s what I want our people to understand. We are so grateful to be a part of the Swift brand and the Swift operations, the Swift company. We are so grateful to be a part of Knight and literally that is what it is going to look like. Behind the scenes, we are going to be sharing things. You know, how are we doing this business better, how do we do safety better, how do we run the shop more efficiently, how do we, what’s the best and safest equipment we can buy? What are our better vendor relationships, how do we build on those? How do we make our 401K better? How do we keep, do you understand? We can work on that behind the scenes but the important thing for our people to know today and going forward, it’s the same, we are just going to be working really hard to try and make the companies better. And we’re going to leverage the knowledge and the skillset and the experience that all of our people have and it is so fun. We have done this before at Knight on a much smaller scale and have had great success but this is a much bigger challenge but please, I want everyone to understand, it is the same but we’re working hard. The management teams will be working hard to make these companies better.

D: Why do you think it’s important or do you think it’s an advantage, strategically or competitively, to keep the brands distinct? Why is that important?

K: Well first off Deborah, it’s important to our drivers. Our drivers love where they work. They have so many choices, they would be working somewhere else if they weren’t happy. So at the end of the day, to me, that’s the most important. The second thing is our customers. They have a choice today to use Knight or to use Swift. The ones that use Knight use Knight because that’s their choice and we do them a good job and that’s the same with Swift. So at the end of the day we’re just, that’s just how it’s going to work and so we really, um, I don’t know what else I can say.

D: So for drivers, will a Swift driver pick up freight and haul a trailer that has Knight?

K: No, no, unless there’s an accident, unless there’s a problem or something. I mean, we could have a situation.

D: So, separate operations?

K: Oh, absolutely. We could have a situation where a shipper accidentally puts a load or a customer accidentally puts a load in a Knight trailer that was actually supposed to be Swift, and we’ve seen that before.

D: Right, and of course we have. But that’s an exception.

K: It’s an exception, absolutely. Absolutely.

D: Ok, I think that will help folks understand that. Um, let’s talk about something hard. What’s the plan, what’s the change regarding the executive leadership at Swift?

K: Ok, um, so, during the process…first off, we have announced the transaction, but the transaction will not close for 90 to 100 days because we are both public companies. Complicates things just a little bit.

D: Yes, lots of work to do.

K: We’ve got to get shareholder approval, we’ve got other things that have to, you know, take their course and that’s the time that it takes. But, we absolutely believe this transaction is going to close. As part of the transaction, Richard and Ginnie, who currently lead Swift today; Richard is the CEO, Ginnie is the CFO, they are choosing to pursue other opportunities. We would have loved for them to have stayed, but they have chosen to pursue other opportunities and we have absolutely positively enjoyed working with them thus far and absolutely expect nothing but the best from them going forward and absolutely wish them nothing but the best going forward. So, when this transaction closes, I am going to assume the role of President at Swift. So, I will be the Executive Chairman of the holding company, but because Richard and Ginnie have chosen to leave, I’m going to assume the role as President of Swift and expect to be in that role over a year or two and make sure, you know, I build trust and that people understand that Swift is still Swift and Knight is still Knight and really maybe help facilitate some of our best practice opportunities, but that, that’s kind of the main change that we will see with this transaction.

D: In Swift’s culture, trust is probably more important than anything. So, talk about trust for a minute. How does trust weigh into your value stream, personally and also as a leader of a gigantic company soon?

K: Trust is at the top. And it isn’t, Deborah, you’ve only known me for two or three weeks. It’s my responsibility to build your trust in me. In other words, I don’t look at it like, people at Swift have to trust me. It’s my responsibility to behave in a manner to where I earn the trust of everybody at Swift and continue to earn the trust from everybody at Knight. So, it’s at the top. If we’re going to get optimum performance out of these two great companies. These two great companies have to trust each other and they have to work real well together. Nobody can feel like, hey I have to be the smartest one in room or it has to be my idea. Everybody has to look at this like, ok, we have two great companies, I have a very good job, I have an important job, it’s up to me to do the best I can and along the way we will all build trust for each other. And, so, that’s how I feel about trust.

D: Ok, do you think it will be easy?

K: Well, nothing in this business is easy.

D: That’s fair, that is fair.

K: For any of our listeners, for any of our people, everyone knows this is a tough business. But it’s also a very enjoyable business. I mean, I love it and I’m sure almost everybody else who has really given their life to it, feels the same way. I mean, it will be hard. There’s a lot of work ahead of us but it will be extremely rewarding for all of us who are a part of it. So, building the trust, you can’t take it for granted. But it won’t be difficult because we are dealing with great people, both brands, both operations. It’s going to work great, it’s going to work great.

D: Do you have a plan in place to replace Ginnie as CFO?

K: We do not specifically have a plan today, but we are working on it. And hey, it’s hard to replace anybody. And we absolutely appreciate Ginnie and everything she has done for the Swift organization and I got to tell you, I have enjoyed working with Ginnie. It’s been phenomenal. I haven’t worked with her a lot but what I have done with her I have seen a very good person and somebody who is always trying to do what is in the best interest of Swift. So, we don’t have a specific plan as of right now, but here’s what I know. Swift has a very talented group in their financial and accounting area and Knight has a very talented group in our financial and accounting area. But I believe in order to overcome Ginnie’s departure, we will find those people in Swift, that’s what I expect.

D: So, after we close the transaction, anticipated in 90 to 100 days and you assume that position of being President of Swift, where’s your office going to be?

K: Well, I’ll have two offices. One here at the Knight headquarters, and one at Swift. And I honestly don’t know where my office at Swift is going to be. Probably out with the people, folks, the team, but I honestly don’t know. It’s been a while since I’ve been there, I don’t know what floor I’ll will be on, I really honestly don’t know and I really don’t care. I mean, to me, it’s where should I be. But I would say, after the transaction closes, I would expect that most of my time will be at Swift. In the first 90 days is first off, Swift will have a transition team and Knight will have a transition team that will be working behind the scenes starting today. So, there will be work going on behind the scenes that will…

D: Through the transaction?

K: Through the close, through the build up to the close of the transaction. Now, Swift will still be ran by Swift, Knight will still be ran by Knight, the management teams of each. But during this process we are going to assemble a transition team from Swift, a transition team from Knight to start working on best practices so that basically when the transaction closes, we’ll have a bit of a head start on making those two brands, those two companies, the best that they can be. What I would see when I officially assume the title of President is, you know, I will probably focus on the areas that are the most important to me. And, I’ll just tell you what is the most important to me. Number one, unabated, is safety. So, so, for me, day one I will be investing an enormous amount of time into making sure that we are the safest we can be and that we have a good solid plan to make sure that going forward that that’s where we are. Not that Swift isn’t safe today, they are a great carrier, but I’m pretty focused, pretty intense, pretty accountable around that subject. And so, it’s going to be really important to me to be actively engaged in that area of the business. Secondarily, we both do a great job for our customers but we can do a better job. So, I just want to make sure that our operations are supporting that. And doing that in a way that leads to outstanding service at the same time is productive and works well for our driving associates and works well for Swift and for the entity. We have great operations people at Swift. I mean, I know some of them. I don’t know them like I used to know them but I know some of the folks and a great sales organization and so I really look forward to spending time with our sales group, our operations group just after I get my arms around the safe operations of our business. And then from there, I know there’s departments I didn’t mention, I don’t want anyone to feel left out but I’ll try to get a full understanding of, you know, kind of where the company sits and based on our transition teams, what we can do to help make it better. But I’ll be extremely open minded. You got to understand, when I walk into that building there’s a lot of people that understand Swift a lot better than I do. So, I’ll be doing a lot of listening, I’ll be asking a lot of questions and just looking forward to really good answers.

D: So, thinking about Knight and looking back, what do you think have been the most important elements of Knight’s demonstrated success and how will you transition those pieces to Swift?

K: Well, first off Deborah, we want Swift to be the best Swift that they can be. And we want Knight to be the best Knight that they can be. For me, I’ve always felt like the way you measure a business is how efficient is it with capital and what kinds of returns does it produce. And so, when we started Knight and even up to this day, the big number is your operating ratio, I mean that’s kind of how we judge each other. And so, for Knight, when we started Knight, my goal was that Knight would be a low eighties operating ratio carrier. Because in 1990 most of that had gone away. In the 80’s there were more truckload carriers that operated in the low eighties but by the time we got to the 90’s there were only maybe one or two, if that. And so, you know, that was our big goal was when we started Knight was to ok, we’re going to operate in the low eighties. And I will never forget when we got our first full financial statement, now I got to admit Randy and Gary and I, Keith was the only one drawing a paycheck at the time, we weren’t getting paid but I think it was in 83 or in August of 1990. And we hauled our first load in July of 1990, so not long after picking up our first load. So really, that’s what I hope I can bring to Swift, is that knowledge and understanding and that road map of how you get there because really for me Swift, when we left Swift we didn’t operate in the low 80’s. But I knew there was a guy in Coralville, Iowa that did and I spent as much time with him as he would allow in order to formulate how that happened. So I think I have a pretty good understanding of how that works. That’s how we’ve always operated our dry van business. You know we tested those theories again in 2005 or 2004 when we got into the refrigerated business, nobody was operating a refrigerated business in the low eighties. So, guess what? We said, we are going to operate refrigerated business in the low eighties, and we have and we do. And so, at the end of the day, it’s in our DNA. We also have a drayage business. Everybody talks about how difficult port and rail drayage is. That business operates very efficiently for us. So that’s what I hope to be able to take to Swift is just that understanding of how you get there, what it looks like, some of the things we have to do in order to be able to get there. But being patient and being understanding of what Swift is. And you know, all things don’t operate at that level but certainly the asset based truckload operations should operate at that level. Now when we move into logistics, it’s a different story. But again, we produce very good returns in our logistics business here at Knight and we want to do the same exact thing at Swift but not with Knight people, with Swift people. And I’m confident that we will be able to, that I’ll be able to help in that process. And I emphasize that word, help. It takes a lot of great people embracing the processes and thoughts in order to get us there.

D: Ok, so in transactions like this, you’ve touched on this a little, but there’s always a lot of talk about redundancies and synergies and as you’re thinking about this big move and a lot of people are scared about this big move, what should team members in both companies understand about your plan around finding the opportunities in those redundancies and synergies maximizing that?

K: Ok, great question Deborah. Hard question to answer. But, let me tell you, from my perspective, I have two really strong beliefs around what we are about to do. What we are about to do has the potential to create economies of scale but it even has a bigger potential to create this economies of scale operationally. So when you think about what are diseconomies of scale are operationally, it’s harder to run more trucks than fewer trucks. So, we have to protect against diseconomies of scale. If you look at Knight and if you look at Swift, they’re both built around terminals, service centers, whatever you want to call them. Well the whole purpose in breaking the business up, or one of the main purposes in that is to guard against those diseconomies of scale. It’s easier for somebody in Las Vegas, NV to run 200 trucks efficiently and effectively than it is for somebody in Phoenix, Arizona to run 20,000 trucks efficiently and effectively. So, I am a great respecter of diseconomies of scale. So, how does that interpret to our people? Well, if everybody is hearing what I’m saying, that means that when it comes to customer facing, driver facing, and most other departments and employees who support all of that, we’re not headed down the path that people might think in terms of, we’re not going to get synergies there, do you understand what I am saying? We’re going to really protect that. On the same token though, we become the largest buyer of many products and many things in our industry.

D: Big dollars

K: Big dollars, we’re going to be spending big dollars and so there will be a great opportunity for us to do things more efficiently as a result of that and we’ve got to take advantage of that. The biggest thing though to me, as far as synergies, is learning from each other. That’s it, learning from each other. How do we go about winning business? How do we put it into the system? How do we stay safe? How do we make sure that our drivers are the best prepared and the best at their job and all those things? And so, while we are working on all of that as an organization that’s where just under common ownership, two trucking companies, that’s where we will get the most synergies by taking the best from each of those brands and getting it into each of those brands.

D: So Kevin, we’ve got terminals in exact same cities in some locations. What’s the plan, you’ve talked about driver facing and customer facing, but what’s the plan for those physical locations?

K: The physical locations will stay the same.

D: Even in the same city?

K: Even in the same city. Swift has the facilities that they need to operate Swift and Knight has the facilities they need in order to operate Knight. And I’ll tell you this Deborah, I’m sure it’s the same at Swift as it is at Knight. We already have a lot going on at those facilities so Swift trucks will continue to use, the shops will continue to take care of the Swift trucks and the Knight shops will take care of the Knight trucks. And for our driving associates, the facilities are there for our drivers for Swift driving associates and for Knight, Knight driving associates. So, we see no change as far as facilities are concerned.

D: Ok. Let’s talk about what you anticipate in the market. Where do you see the future value of the combined Knight Swift?

K: In the stock market?

D: Yes.

K: Well, I don’t know, can I predict that?

D: Yes, get your crystal ball, because we want to know what you are thinking.

K: Well, first off, this is an opportunity to significantly improve the market cap of the combined, of the two companies under common ownership. So when we talk about common ownership, two brands, we currently have today a little over 5 billion dollar market cap. I believe with what we see coming in the market and what we see coming as far as synergies and best practices, I believe that within 3 to 4 years, depending on the strength of the trucking market, I believe that we could double that. And I honestly believe that that’s a good goal for all of us to work towards.

D: Ok, let’s talk about debt. How important has it been to you that Knight is debt free?

K: I don’t like debt. I would rather have little to no debt. And Swift is in a good place today from a debt perspective but we want to help improve that even more. So, I would really like to see Swift’s balance sheet and Knight’s balance sheet be similar. Now, it won’t happen overnight, no pun intended, but it will happen and it's just good smart work by both teams to spend capital in the right places and the things that support our business and make us better make us safer but stay focused on driving that number down. So at the end of the day we're absolutely positively going to reduce our debt as a combined entity. Will it get to zero? You know I don't really want to predict that but I believe it can that's longer down the road. But we will always be working to reduce the debt because that's one last situation that has an influence on how we develop and control our business. So when you, when you have no debt you have lots of flexibility when you have a little debt, you have lots of flexibility and we just we just want to make sure that we maintain every ounce of flexibility we can accomplish what we, what we hope to accomplish. I really don't like debt as you probably have ascertained and it doesn't make sense to me when I see people in our industry going into significant debt. It seems to me like you would be better off to get a truck paid for than get another one instead of going into debt. So fundamentally I'm more conservative in that area. I think it's, I think it's a great opportunity for us as a company.

D: Ok. So you mentioned a little while ago about customers and service. So I'm interested in what you believe our customers are actually hiring us to do.

K: Well let me tell you, we sometimes make it more complicated Deborah, than it is. Our customers, they want us to pick the load up on time. Well let me let me start over. Our customers want us to have trailers available to load. They want us to pick the load up on time. They want us to deliver the load on time. They want to have visibility of the entire process and our customers know that it's not a perfect world. Our customers know that we always won't be able to be on time. If a driver gets tired and has to stop or if we run into weather or if there's a mix up on this shipment they understand that. But at the end of the day what they expect is as soon as we know, they want to know. And they also want to know what our solution is going to be with regard to rectifying whatever problem we've created. So really that's it. And then they want to get an accurate rate bill and they want to pay us, for the most part. So, it’s really, it's pretty simple, we've got to be really good at executing on those things. We've got to have good systems that support that communications between us and the customer. And, we’re, going to be awesome at it. We already, we already do do a great job as individual entities. But I promise you with the skill sets that we have in both buildings we're going to be off the charts.

D: OK. Do you believe we should say yes to every piece of freight that comes along?

K: No.

D: Tell us why?

K: At Knight we have a network that works for Knight. At Swift, Swift has a network that works for Swift and so all freight is not the same. A load that doesn't work for us may work better for another company. We also have to make sure that the freight that we haul supports our financial goals and those financial goals are efficient operations consistency that works for our driving associates. Opportunities that help us or more. And so there is freight that won’t work even as large as we are. So we just have to be very skillful in both buildings at making sure that we're finding the freight that will support our ultimate goal.

D: Probably easier said than done.

K: Yes, it isn't, I make it sound easy. It's a little more complicated than that. But as long as we're all focused on the same overall goal which is to enhance our profitability, improve our operations, be really good at safety, be really good service, you know there will be a lot of work going on behind the scenes but we absolutely positively can find what works for our company.

D: Okay. Let's talk about drivers for a second. You have the lifeblood of this industry and if both of these companies are drivers and you can't open a trade publication without seeing an article on the growing concerns around driver shortages and labor shortages. So what is your perspective on how we can attract and retain the best drivers in both of these companies?

K: Well first off, and you may have to come back and ask part of that again, I want to just talk about this driver shortage that you that you mentioned. Not many people in our industry really understand it. But the truckload industry is its own worst enemy in this area. We need to quit bringing in more trucks and we need to focus on the trucks that we have been being more efficient and more profitable so that then we can reward our drivers in the way that they deserve. And you know, we made a lot of progress as an industry in 2014 and 2015 with regard to driver pay. It slowed down a bit in 16 and 17 and we need this market to improve so that then we can continue to get those, get what at our drivers get compensated up higher. And so, we need a healthier market. Right now we're in a little bit of oversupply because when trucking was good in 14 and 15 too many trucks got purchased. So, so it's really prudent that we as an industry start thinking about things the right way and if we make our industry stronger, then we won't have a driver shortage. So you know, I'm answering your question but I'm also pleading to our industry that we all have to be more mindful of what really creates that. And you know, so I want to see good strong healthy great markets so that we can continue to enhance and improve the compensation and so forth of our driving associates and continue to invest in the best equipment with all the technology built into the cab that makes our drivers better. We're never in my lifetime, we’re never gonna see a truck without a driver in the cab. Forget everything that you might read or that you might listen to. We have so much technology can help our drivers today so much be safer be more efficient and so forth that we're going to take full advantage of that. And that's also going to be a big improvement that our driving associates could look forward to in the years to come.

D: So for Swift and for Knight, however, how do we continue to attract and retain drivers that want to work for both of our brands?

K: Having people in every one of our terminals, every one of our service centers, both headquarters that understand exactly what you said earlier Deborah. Our driving associates are the lifeblood of our industry and really every day if every person who doesn't drive for one of those two brands will come to work knowing that their number one objective, their number one responsibility is to make our drivers life on the road better, more efficient, more productive, fight hard to make sure that we can pay our drivers what they deserve, then that's what's going to separate us from the rest of the industry. And this is a huge opportunity. I mean we're both good at it but we can both do better. And you know I talked earlier about focus and intensity, this is an area where we need to have focus. We need to be intense and intentional about it. We've got to be accountable. We're the ones that have the responsibility to do our part so that our driving associates can reach their maximum potential. I would just say to all of our driving associates, your CDL is very valuable. It's going to continue to be extremely valuable. Take care of it. Don't get CSA points, don't get a citation, don't do anything to harm your driving record, your commercial driver's license. It's that important and we want absolutely the best performance by our driving associates in that area, not only for the company, but for our driving associates.

D: OK. You touched a little bit on technology. Let’s really talk about that. It's changing very quickly. What is your perspective on how technology plays a role in this success and the future success of these companies?

K: Well first off, it plays a huge role. Let's just talk about technology generally and then let's talk about technology in the cab of a truck. Ok? So when we talk about technology generally the great thing about this combination is we will have access to each other's technology and more importantly all the dollars we spend on technology to advance each of our companies. Now we get a double whammy so we can we can use it across the entire base so you will see more money spent between the two companies in technology to continue to build out our services, to continue to build out our visibility, to continue to build out our logistics, to continue to do all those things that technology can be so helpful with just in our businesses. But now I want to talk about technology in the cab. Technology in the cab is amazing. Our driving associates have been alone up until a few years ago. I mean literally alone. Totally absolutely positively up to them to make every single important decision on a per second basis as they're driving down the road weighing 80,000 pounds. Okay? And share in the highway with a bunch of smaller cars. Okay? So at the end of the day, today we have anti-roll over. What an amazing piece of technology where literally if the yoke of the truck starts to go a little too much one way or another the truck takes over. And do we still have overturns? Yes. Do we have 90 percent fewer than we used to? Yes. And they're continuing to perfect that type of technology so that's what all of our drivers and most everybody in the industry understands. So now we're migrating into collision mitigation systems which if one of our trucks gets too close or if a car in front of us stops that it will actually take over. Now we don't have that in all of our trucks but we're ordering it in all of our trucks. Knight’s doing it, Swift’s doing it. So if you think about, if you think about that, that's amazing. I mean ultimately what we're trying to do and what I see technology doing is building a cocoon around that truck to where our drivers are safe to where the motoring public that we share the highways with is safe. And as we can continue to introduce these types of technologies that help us be safer, it’s going to be an amazing thing. Our drivers will have things in their cab to help them if they air. Now hey, we don't want any distracted driving, we want everybody's heart and soul and focus into going down that road every single day when they're driving. But at the end of the day, we're introducing systems that help secure the safety, the security of our driving associates and the motoring public. And I see a lot coming there. Now let's talk about autonomous trucks. First off, our highways and our freeways, won't support it. It's down the road. And really what those guys talked about is autonomous as though there won't be a commercial driver in the truck. That is not going to be the case for many years, if ever. I will always fight for our driving associates to be in the cab and at the end of the day I envision our driving associates being much like the pilot. When you get up to altitude. You know a pilot can put it on autopilot and know that everything's going to be ok. I see that type of technology working its way into our industry over the next 15 or 20 years. But when we think about security, when we think about the things that can go wrong out there with a truck and a trailer, I don't ever see, I don't ever see trucks widespread in large numbers, in large quantities not having a commercial operator, a professional driver inside those trucks. And there are people that will argue with me about that. That's OK. They can take whatever position they want. But I'm telling you Deborah that's the position that I believe based on my 41 years of experience and what I see coming in the next 15 or 20 years, so, and we'll fight for that.

D: Would you say that technology is one of the areas where there will be opportunities for the economies of scale that you were talking about?

K: Absolutely. Yes, absolutely. Because again, with common ownership we have the opportunity to spread that technology spanned into other parts of our business. So absolutely, I definitely see economies of scale around technology.

D: This seems like an area you are pretty intensely passionate about.

K: I am. Now, people that work with me will say I'm not great at technology but I absolutely understand the importance of technology around all the things we're trying to do. So, I'm not an engineer, I'm not a creator. I'm not even the greatest on a computer. But at the end of the day I absolutely positively recognize that technology is an accelerator for us in the areas that are really important to both of our organizations.

D: So is it fair to say that you're committed to resource those efforts appropriately?

K: Oh absolutely, absolutely.

D: Ok. So, just for fun, because you've been doing this trucking thing a very very long time. Think back to when you first started. And then think about today's world. So, what were the biggest challenges then? What are the biggest challenges today? Are they different and what have we learned?

K: You know they're not significantly different. You know you've still got to pick the load up on time. You've still got to deliver the load on time. You've still got to protect the cargo. You've still got to be safe. I mean they're not significantly different but what I will say is in our industry, any time a regulation, a safety regulation came along 25 or 30 or 35 or 40 years ago, we fought it. We fought it like hey, that’s going to make things tougher. What I've learned is good safety regulation really helps us as an industry to modernize and to advance. And so, like I'm looking forward to the ELD requirement in at the end of this year because Swift already has incorporated ELD’s into their operation, Knight has already incorporated that type of technology into their operation. And so I think that's what I see the biggest change in, is a modernization of really understanding safety and the importance the public today is not going to tolerate, a truck that they don't believe is safe. And so that has changed a bit. No, technology has changed things also. Our customer requirements have changed things also. I mean it used to be we told a customer hey we'll pick the load up today, we'll deliver it tomorrow. Didn't have a time that we had to do it at. The logistics, the whole system of logistics has become much more technical and much more service sensitive and much more intense. So those are just some of the things that I see that have changed a little bit and I'm sure I missed a lot, Deborah, but those are the ones that come to mind.

D: That’s good. And you have a long history, obviously, not only in the industry but also with our founder, Jerry Moyes.

K: Oh my gosh, yes.

D: And he's been pivotal,

K: Oh my gosh, yes.

D: in the coming back together in this transaction.

K: Oh my gosh, yes.

D: So can you speak a little bit about how that coming back together has happened?

K: How did this, how did this happen?

D: Yeah, how did it happen?

K: Well I think this happened because in spite of how we might not always think the same or be the same, our family and Jerry are very close and we, this opportunity is happening because we believe in Jerry and Jerry believes in us. And there's an enormous amount of trust between the two families. And so when I think, I mean there's a lot more technical details to how this whole thing came together, but you know Jerry and I are on the phone often and when you have that kind of a relationship where literally he's been my boss, I've been his competitor and you stay close? It facilitates an opportunity for something like this to happen. Swift has had some misfortunate events as far as in the last few months. And I don't blame that on anybody as far as you know, Jerry's role and Jerry not being the CEO and you know and so forth because everybody is trying to do their very best. Swift’s board has tried to do their very best, Swift’s current leadership, Richard and Ginnie have done their very best and Jerry has done his very best. So, really though, those events are what's led to this opportunity of these two organizations being under common ownership. So really, you know I go back a long ways with Jerry, as you know Deborah, and I think I've talked enough about the past other than I want everybody to know that literally these two families, we were together long before either one of them came to Arizona. So I just want to leave that with those that are listening. But going forward, we have a holding company and I'm going to be, I've been chosen to be the executive chairman of our board of that holding company. Jerry is older than I am but has enormous wisdom and I am very capable of taking direction from him. But I'm also very capable of disagreeing with him. But Jerry is going to be a senior adviser to me and to Gary and he's going to work with us as we, as two founding families work to do what's in the best interest of the ongoing entity. So really, that's how I see the roles being. I mean between Jerry's wisdom and between our families wisdom, my wisdom, whatever you want to describe it as, we have a lot to offer to help these two brands be the very best that they can be. Now, will I be the President of Swift forever? No, but I'm dang sure going to be the President until I feel like we're in good enough hands for somebody else to be that President. So, that's how I'm thinking about that role. Will we always be somewhat involved? Yes. I mean this is our life, this is what we do. This is what we enjoy. People would probably call us crazy but you know it's in our DNA, it's in our blood and we are absolutely passionate about it. And hey, I've been around Jerry more in the last few weeks than I have prior. And I can assure you that he is as focused and as intense and as accountable as what I've described I am. So, I'm excited to have my old boss be able to sit in a role where maybe doesn't have as much responsibility as I have, but he has the ability to tell me what he's seeing, what he's thinking, what he's believing and then I'm in a position where I get to, you know absorb that. Gary also gives me lots of advice. My brother Keith gives me lots of advice. I get advice from a lot of people. Our leadership teams give me a lot of advice. And then I get to give them the same. So, I’m absolutely positively looking forward to Jerry's input and help as we try and work to make these companies the very best they can be.

D: So Kevin, change is hard.

K: Yes.

D: Change is difficult. And, I mean it, I think that's a pretty safe statement. It's hard for everyone.

K: Yes.

D: On some level

K: Yes.

D: So if you had the opportunity, which you actually do right now, to speak to particularly the current Knight employees, drivers and non-drivers, what would you say to them?

K: I would say. I would say to our Knight drivers and our Knight employees that this is an outstanding opportunity to be part of the premier truckload carrier in North America and we have a great company and things are only going to get better. And I say that with every ounce of energy that I have. I am so excited for what's ahead of us and I hope that all of our people at Knight can feel and share in that same passion and I'm so grateful for all the good work that we do each day together. And really, it isn't going to change much but as it changes it is going to change and we're going to become stronger and better. And I'm just excited to be part of it and I hope that our entire team sees the opportunity that that I see.

D: And there's a lot of emotions tied up with the departure of Richard and Ginnie.

K: Yes.

D: So, what would you say to the current Swift family?

K: Yeah I would say to the Swift family first off, I'm grateful for everything that Richard and Ginnie have done and I have only appreciation. And Richard and Ginnie, we're going to do everything we can to continue to work on all the things that you've worked on that have been successful, that have made Swift a better company. And I would say to all of our Swift associates, hey, I am so grateful to actually have the opportunity to be part of your team and to actually lead your team and what I want you all to know is that everything I do will be intentional around making Swift the very best company that we can. And if we have a very good company then that is going to be a great thing for every one of our associates, our drivers, our customers, everybody. Those of us that are in other roles with Swift and I am so excited that I believe you're going to accept me to be, you know, to be part of the team and just I’m absolutely positively looking forward to it.

D: Really appreciate your openness and taking the time to share some with us and I'm sure there will be more

K: Yes.

D: But this has been great. Thank you Kevin.

K: Yeah. And I want you to know Deborah, you've done an awesome job. I appreciate all the work that you have put into this and I appreciate all the work that all of our employees have put into positioning these companies for this opportunity. It's historical. And I'm grateful. Thank you.

D: Thanks.